UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 21, 2018

ZYNGA INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-35375	42-1733483
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

699 Eighth Street San Francisco, CA 94103		94103
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (855) 449-9642

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 21, 2018, the Compensation Committee of the Board of Directors (the “Committee”) of Zynga Inc. (“Zynga” or the “Company”) approved changes in the following compensation plans and arrangements sponsored by the Company: the Change in Control Severance Benefits Plan, the 2007 Equity Incentive Plan, the 2011 Equity Incentive Plan, and the offer letter between the Zynga and its Chief Executive Officer, Frank Gibeau.  None of the changes materially changed the compensation or benefits under the plans and arrangements, with the exception of the Change in Control Severance Benefits Plan.

Change in Control Severance Benefits Plan

The existing Change in Control Severance Benefits Plan, which was originally adopted in 2011 (the “Original Plan”) was amended and restated and will continue to be called the Change in Control Severance Benefits Plan (the “CIC Plan”).  The Original Plan covered all of the Company’s named executive officers, other than Mr. Gibeau.  The Original Plan no longer will have any participants and will cease to exist.  The CIC Plan will cover Gerard Griffin, Zynga's Chief Financial Officer, Matt Bromberg, Chief Operating Officer, Bernard Kim, Zynga’s President of Publishing, Phuong Phillips, Chief Legal Officer, Jeff Ryan, Chief People Officer, and Jeff Buckley, Chief Accounting Officer.  The CIC Plan also will cover any other employees selected in the discretion of the Committee.  It currently is expected that the Plan will cover fewer than 12 employees.

The Original Plan provided for single trigger vesting of 25% of a participant’s equity compensation awards upon a change in control of Zynga (a “CIC”) and an additional 25% double trigger vesting upon a qualifying termination of employment in connection with a CIC.

In connection with the Committee’s regular review of evolving governance and market practices, the CIC Plan removes the single trigger vesting and provides that all severance payments and benefits under the CIC Plan will be payable only upon a qualifying termination of employment in connection with a CIC (that is, on a double trigger basis).  A qualifying termination of employment generally means being terminated by the Company other than for cause (as defined in the CIC plan) or voluntarily terminating employment with good reason (as defined), in either case within 3 months before or 18 months after a CIC (as defined).  The payments and benefits under the CIC Plan that are payable upon a qualifying termination of employment include 12 months of base salary and target bonus, full vesting of equity compensation awards and 12 months of payment or reimbursement for COBRA premiums.  The CIC Plan definitions of cause, good reason and CIC were modified compared to the Original Plan to provide greater certainty and clarity and other technical provisions of the CIC Plan also were updated to improve legal compliance, enforceability and certainty.  In order to receive any severance payments or benefits, the CIC Plan requires that the participant sign a release of claims in favor of the Company and comply with various post-employment obligations including (but not limited to) continuing to comply with the Company’s proprietary information agreement and, for 12 months following termination of employment, not recruiting Company employees or disparaging the Company or its service providers.

2007 Equity Incentive Plan and 2011 Equity Incentive Plan

The 2007 Equity Incentive Plan (the “2007 Plan”) and the 2011 Equity Incentive Plan (the “2011 Plan”) were amended to provide that if a successor to Zynga does not assume or substitute for outstanding equity compensation awards, the awards will vest prior to completion of a change of control transaction.  Neither the 2007 Plan nor the 2011 Plan provide for any automatic single trigger vesting on a change on control.  The vesting described above in this paragraph applies only if the successor does not assume or substitute for the awards following a change of control.

Offer Letter

The offer letter between Mr. Gibeau and Zynga (originally signed in 2016, when Mr. Gibeau became Zynga’s Chief Executive Officer) was amended to include provisions from the CIC Plan definitions of cause, good reason and CIC and other technical changes were made to the offer letter to improve legal compliance, enforceability and certainty in a similar fashion as for the CIC Plan.  The amount of severance payments and benefits under the offer letter was not changed.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Change in Control Severance Benefits Plan, as Amended and Restated effective August 21, 2018.
10.2	2007 Equity Incentive Plan, as Amended and Restated effective August 21, 2018.
10.3	2011 Equity Incentive Plan, as Amended and Restated effective August 21, 2018.
10.4	Offer Letter between the Company and Frank Gibeau, as Amended and Restated effective August 23, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ZYNGA INC.

Date: August 27, 2018	By:	/s/ Phuong Y. Phillips
Phuong Y. Phillips
Chief Legal Officer